UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2007

FTI CONSULTING, INC.

(Exact name of registrant as specified in charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 951-4800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 – OTHER EVENTS

1. Short-Term Non-Equity Incentive or Bonus Compensation-Supplemental Compensation Disclosure

Set forth below is additional information regarding 2007 short-term non-equity incentive or bonus compensation for certain executive officers:

On March 23, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of FTI Consulting, Inc. (“FTI”) approved participants, performance goals and the individual maximum cash target bonus levels for fiscal year 2007 under FTI’s Incentive Compensation Plan, as amended and restated (the “Incentive Plan”).

The Committee designated FTI’s president and chief executive officer, executive chairman of the board, executive vice president and chief operating officer, executive vice president and chief risk, legal and compliance officer, and executive vice president – corporate development as the only participants for fiscal year 2007. The executive officers designated as 2007 participants in the Incentive Plan do not necessarily correlate to those executive officers who may be the named executive officers in FTI’s proxy statement for our 2008 annual stockholders meeting. The Committee did not include FTI’s chief financial officer at the time as a participant in the Incentive Plan for 2007 because Mr. Pincus’ employment contract was extended for only one year ending November 2007.

As set forth in the Incentive Plan, the Committee may choose from a range of defined objective performance measures: earnings before interest, taxes, depreciation and amortization, or EBITDA, stock price, earnings per share, earnings per share before stock option expense, net earnings, operating or other earnings, revenues, net cash flow, financial return ratios, return on assets, stockholder return, return on equity, growth in assets, and market share or strategic business criteria consisting of one or more objectives meeting specified revenue goals, market penetration goals, geographic business expansion goals, or goals relating to acquisitions or strategic partnerships. When establishing performance goals for 2007, the Committee reviewed and discussed FTI’s business and financial plans for 2007, company expectations, anticipated market conditions, FTI’s published financial guidance and the recommendations of the president and chief executive officer and executive chairman of the board. For fiscal year 2007, the Committee approved a range of performance goals based on company-wide earnings per share (determined in accordance with Generally Accepted Accounting Principles) (“EPS”) as the objective performance goals.

The maximum target awards have not been set by formula. The Chair of the Committee proposed maximum cash bonus targets for the participants to FTI’s chief executive officer and president and executive chairman of the board, who then commented and proposed revised targets, which were ultimately accepted and approved by the Committee substantially in line with their recommendations.

The maximum cash awards under the Incentive Plan for fiscal year 2007 vary at each EPS level established as an objective performance goal, as follows:

	Earnings Per Share
	Threshold for COO $1.00	Threshold for Other Participants $1.49	$1.65	$1.75	Target $1.85	$1.90	$1.95	$2.00	Maximum $2.05
	($)	($)	($)	($)	($)	($)	($)	($)	($)
Participants
Jack B. Dunn, IV President and Chief Executive Officer		500,000	1,200,000	1,325,000	1,475,000	1,575,000	1,675,000	1,750,000	1,850,000

Dennis J. Shaughnessy Chairman of the Board		500,000	1,200,000	1,325,000	1,475,000	1,575,000	1,675,000	1,750,000	1,850,000

Dominic DiNapoli Executive Vice President and Chief Operating Officer	500,000	500,000	500,000	500,000	500,000	600,000	700,000	800,000	800,000

John A MacColl Executive Vice President and Chief Legal, Risk and Compliance Officer		250,000	500,000	625,000	775,000	875,000	975,000	1,050,000	1,150,000

As permitted under the Incentive Plan and Section 162(m) of the Internal Revenue Code of 1986, as amended, the Committee approved subjective individual performance criteria relating to the performance of the participants that could be considered by the Committee in it sole discretion, if it so chooses, to reduce but not increase maximum target awards once an EPS target has been achieved. The criteria set for the president and chief executive officer and executive chairman of the board are general in nature and relate to the achievement of internal quarterly financial benchmarks as well as progress on branding, employee policies, global expansion and acquisition initiatives, succession planning, strategic data collection and analysis, and improving the efficiency of the meetings of the Board and its committees. The quarterly financial benchmarks do not constitute guidance or projections but were established as benchmarks against which to measure progress. The Committee set first, second, third and fourth quarterly benchmarks of (a) EPS of $0.33, $0.43, $0.45 and $0.64, respectively, (b) EBITDA of $42 million, $49 million, $50 million and $65 million, respectively, (c) revenues of $219 million, $229 million, $232 million and $250 million, respectively, and (d) operating cash flow of (negative $50 million), $29 million, $11 million and $103 million, respectively, as well as a leverage ratio at December 31, 2007 of 2.50. FTI does not warrant or represent the accuracy of the quarterly subjective financial benchmarks established by the Committee and there is no assurance that these quarterly benchmarks can or will be met. Actual results may vary materially.

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The Committee agreed with individual subjective performance goals set by the president and chief executive officer and executive chairman of the board for the other participants, which the Committee will consider when setting actual bonus amounts awarded in 2008 for the 2007 plan year. The individual goals of the other participants are general, broad and reinforce the goals set for the president and chief executive officer and executive chairman of the board. The subjective performance goals of the chief operating officer are to improve practice group revenue and profitability, employee utilization, employee recruitment, client development and budget forecasting and to promote global expansion and acquisitions. The subjective performance goals of the chief legal, risk and compliance officer are to improve client relationship management, enterprise risk management, contract forms, employee communications, recruiting, employee performance evaluations, succession planning and the efficiency of the meetings of the Board and its committees. The subjective performance goals of the corporate development officer are to identify and explore acquisition and global expansion opportunities, successfully integrate acquisitions, update long-term strategic plans, expand client relationships, improve client development tools, improve budgeting and forecasting tools and develop investor relations. The Committee has not assigned weights to each performance goal but has advised each participant that the failure to meet such participant’s individual performance goals could result in a reduction of such participant’s maximum target bonus.

The actual bonuses paid for fiscal year 2007 in 2008 (if any) will vary depending on the extent to which actual FTI and individual performance meets or falls short of the goals approved by the Committee.

2. Proposed FASB Staff Position

The Financial Accounting Standards Board recently proposed a Staff Position that , if adopted, would have an effect on our reported operating results:

Proposed Financial Accounting Standards Board’s Staff Position Regarding Convertible Debt Instruments Would Cause our Reported Interest Expense to Increase, Which Would Reduce our Reported Operating Results.

On August 31, 2007, the Financial Accounting Standards Board released for comment a Proposed FASB Staff Position that would require an issuer of a convertible debt instrument that may be settled in cash upon conversion (including partial cash settlement) to separately account for the liability and equity components of the debt instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate, using the interest method over the life of a similar liability that does not have an associated equity component when interest cost is recognized in subsequent periods.

The proposal, if adopted, would be effective for financial statements issued for fiscal years beginning after December 15, 2007 and interim periods within those fiscal years. It would be applied retrospectively to all periods presented, and would modify the accounting for our $150,000,000 of 3 3/4% Convertible Senior Subordinated Notes issued on July 28, 2005 and due July 15, 2012, significantly increasing our reported interest expense and, consequently reducing our operating results. The proposal, if adopted, would have no effect on our cash or total cash flow from operations.

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Based on the proposal, we estimate that our reported interest expense for 2005 and 2006 could increase by approximately $1.5 million and $3.7 million, respectively, and forecasted interest expense for 2007 and 2008 could increase by approximately $4.0 million and $4.3 million, respectively (an after-tax reduction in earnings of approximately $0.02 and $0.05 per diluted share for 2005 and 2006, respectively, and a forecasted after-tax reduction in earnings of approximately $0.05, and $0.06 per diluted share for 2007 and 2008, respectively). This is a preliminarily estimate based on a debt borrowing rate of 7 5/8%, which is the rate on our $200,000,000 Senior Notes due 2013 which were issued on the same day as our convertible notes were issued. The proposal may be changed before adoption (if it is adopted), and changes could significantly alter the proposal’s impact on our actual reported interest expense. In addition, our estimates for 2007 and 2008 are not necessarily indicative of the impact of the proposal on subsequent year results, as the interest method produces variations from one year to the next.

This Current Report on Form 8-K includes “forward-looking” information that involve uncertainties and risks. There can be no assurance that actual results will not differ from the information presented herein and FTI ’s expectations. FTI has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, FTI’s actual results may differ from this information. Other factors that could cause such differences include the pace and timing of the consummation and integration of past and future acquisitions, FTI’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in FTI’s filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: September 27, 2007	By:	/s/ ERIC B. MILLER
Eric B. Miller
Senior Vice President and General Counsel

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